Exhibit 99.1

CONTACT:
Tim Perrott
Investor Relations
561-438-4629
Tim.Perrott@theodpcorp.com

The ODP Corporation Announces Fourth Quarter and Full Year 2024 Results

Fourth Quarter Revenue of $1.6 Billion with GAAP EPS of $0.36; Adjusted EPS of $0.66

Announced Milestone Agreement with Leading Hospitality Management Company Becoming Key Supplier and Distribution Partner -- A Key Step in Expanding Beyond Office Supplies

Launches “Optimize for Growth” Plan to Accelerate Revenue Growth in B2B Industry Segments

Boca Raton, Fla., February 26, 2025 — The ODP Corporation (“ODP,” or the “Company”) (NASDAQ:ODP), a leading provider of products, services, and technology solutions to businesses and consumers, today announced results for the fourth quarter and full year ended December 28, 2024.

Consolidated (in millions, except per share amounts)	4Q24	4Q23	FY24	FY23
Selected GAAP and Non-GAAP measures:
Sales	$1,624	$1,803	$6,990	$7,823
Sales change from prior year period	(10)%		(11)%
Operating income	$20	$52	$163	$330
Adjusted operating income (1)	$32	$57	$173	$351
Net income from continuing operations	$11	$39	$106	$247
Diluted earnings per share from continuing operations	$0.36	$1.02	$3.08	$6.22
Adjusted net income from continuing operations (1)	$20	$43	$114	$263
Adjusted earnings per share from continuing operations (fully diluted) (1)	$0.66	$1.13	$3.30	$6.61
Adjusted EBITDA (1)	$58	$83	$268	$459
Operating Cash Flow from continuing operations	$34	$71	$159	$360
Free Cash Flow (2)	$9	$46	$60	$277
Adjusted Free Cash Flow (3)	$(57)	$48	$33	$288

Fourth Quarter 2024 Summary(1)(3)

•
Total reported sales of $1.6 billion, down 10% versus the prior year period on a reported basis. The decrease in reported sales is largely related to lower sales in its Office Depot Division, primarily due to 47 fewer retail locations in service compared to the previous year and reduced retail and online consumer traffic, as well as lower sales in its ODP Business Solutions Division
•
GAAP operating income of $20 million and net income from continuing operations of $11 million, or $0.36 per diluted share, versus $52 million and $39 million, respectively, or $1.02 per diluted share, in the prior year period
•
Adjusted operating income of $32 million, compared to $57 million in the fourth quarter of 2023; adjusted EBITDA of $58 million, compared to $83 million in the fourth quarter of 2023
•
Adjusted net income from continuing operations of $20 million, or adjusted diluted earnings per share from continuing operations of $0.66, versus $43 million or $1.13, respectively, in the prior year period
•
Operating cash flow from continuing operations of $34 million and adjusted free cash flow of $(57) million, versus $71 million and $48 million, respectively, in the prior year period

•
Repurchased 1.4 million shares at a cost of $43 million in the fourth quarter of 2024
•
$644 million of total available liquidity including $166 million in cash and cash equivalents at quarter end

Full Year 2024 Summary

•
Total reported sales of $7.0 billion, versus $7.8 billion in the prior year
•
GAAP operating income of $163 million and net income from continuing operations of $106 million, or $3.08 per diluted share, versus $330 million and net income from continuing operations of $247 million, or $6.22 per diluted share, respectively, in the prior year
•
Adjusted operating income of $173 million, compared to $351 million in 2023; adjusted EBITDA of $268 million, compared to $459 million in 2023. Adjusted operating income in 2024 excludes $70 million of income related to legal matter monetization where the Company is engaged in legal proceedings as a plaintiff
•
Adjusted net income from continuing operations of $114 million, or adjusted diluted earnings per share from continuing operations of $3.30, versus $263 million or $6.61, respectively, in the prior year. Adjusted net income from continuing operations in 2024 excludes $70 million of income or $51 million of income, net of tax related to legal matter monetization where the Company is engaged in legal proceedings as a plaintiff
•
Operating cash flow from continuing operations of $159 million and adjusted free cash flow of $33 million, versus $360 million and $288 million, respectively in the prior year
•
Repurchased 8 million shares for $300 million in 2024

“We made significant progress in our B2B pivot during the year, strengthening ODP’s position to drive sustainable profitable growth in the future,” said Gerry Smith, chief executive officer of The ODP Corporation. “Our core strengths in supply chain, procurement, and distribution have continued to provide a meaningful competitive advantage, resulting in recent major new business wins across both our traditional market segments and in new higher-growth industry sectors. Building on our recent success and our core competencies, we are intensifying our focus on the growing potential within the B2B marketplace.”

“We’re now positioned to pursue growth in a new industry segment, recently signing a transformative contract with a major hotel management company that establishes ODP as a preferred supplier in the expanding $16 billion hospitality industry. This landmark agreement is a key step in expanding beyond office supplies and represents a true inflection point in our business, enabling us to strategically expand into growing industry segments where our core competencies resonate. When combined with adjacent industry segments, this represents a compelling $60 billion market opportunity for ODP to showcase its next-day delivery capabilities, exceptional customer service, and extensive national supply chain network to a growing customer base,” Smith continued.

“Our recent progress has the potential to reshape our business trajectory in the future after what has been a challenging period for our industry,” said Smith. “While we achieved our revised guidance for the year, our performance in 2024 was impacted by weak macroeconomic trends, subdued business and consumer activity, and effects from severe weather in the second half of the year. “However, we remain competitively strong and, in addition to the landmark hospitality agreement, we continue to secure major new business wins, including signing one of the largest multi-year B2B contracts in our history and successfully launching strategic warehousing and fulfillment services to support one of the world’s leading social media-driven e-commerce platforms.”

“Building on these accomplishments, we are announcing our ‘Optimize for Growth’ plan,” Smith continued. “This plan capitalizes on our core strengths—including a robust B2B infrastructure, supply chain assets, strong distribution network, and loyal customer base—to expand and accelerate growth in the B2B distribution and 3PL market segments while reducing our retail exposure and associated obligations. Supporting our strategy, we are realigning our organization, refining product assortments, and reallocating capital to prioritize growth in the B2B marketplace. At the same time, we will suspend growth investments in our retail segment and continue to optimize our store footprint to better align with our long-term strategy. That said, we remain committed to supporting and providing an exceptional service experience at our active retail locations.”

“As we look ahead to 2025, our strategic priority remains centered on capturing the numerous opportunities in the B2B marketplace and pursuing growth in new industry segments. Although transformational progress takes time to fully materialize and macroeconomic conditions continue to present near-term challenges, we are confident in the strength of our strategy and steadfast in our commitment to delivering sustained, long-term value for our shareholders. We look forward to providing updates on our progress and offering deeper insights into our long-term growth plans in the quarters ahead,” Smith concluded.

Consolidated Results

Reported (GAAP) Results

Total reported sales for the fourth quarter of 2024 were $1.6 billion, a decrease of 10% compared with the same period last year, driven primarily by lower sales in both its consumer and business-to-business (B2B) divisions. Lower sales in its consumer division, Office Depot, was primarily due to lower retail and online consumer traffic and lower average order volumes, as well as 47 fewer stores in service compared to last year related to planned store closures. Sales at ODP Business Solutions Division were lower compared to last year, largely driven by macroeconomic factors causing reduced spending among business customers and fewer transactions. Meanwhile, Veyer continued to provide strong logistics support for the ODP Business Solutions and Office Depot Divisions on lower internal sales volume, and continued to execute across its growth strategy, delivering supply chain and procurement solutions to third-party customers and driving increases in external revenue.

The Company reported GAAP operating income of $20 million in the fourth quarter of 2024, down compared to GAAP operating income of $52 million in the prior year period. Operating results in the fourth quarter of 2024 included $12 million of charges primarily related to non-cash asset impairments of operating lease right-of-use (ROU) assets associated with the Company’s retail store locations. Net income from continuing operations was $11 million, or $0.36 per diluted share in the fourth quarter of 2024, down compared to net income from continuing operations of $39 million, or $1.02 per diluted share in the fourth quarter of 2023.

Adjusted (non-GAAP) Results(1)

Adjusted results for the fourth quarter of 2024 exclude charges and credits totaling $12 million as described above and the associated tax impacts.

•
Fourth quarter 2024 adjusted EBITDA was $58 million compared to $83 million in the prior year period. This included depreciation and amortization of $24 million in both the fourth quarter of 2024 and 2023
•
Fourth quarter 2024 adjusted operating income was $32 million, down compared to $57 million in the fourth quarter of 2023
•
Fourth quarter 2024 adjusted net income from continuing operations was $20 million, or $0.66 per diluted share, compared to $43 million, or $1.13 per diluted share, in the fourth quarter of 2023, a decrease of 42% on a per share basis

Division Results

ODP Business Solutions Division

Leading B2B distribution solutions provider serving small, medium and enterprise level companies with an annual trailing-twelve-month revenue of $3.6 billion.

•
Reported sales were $827 million in the fourth quarter of 2024, down 9% compared to the same period last year. The decrease in sales was related primarily to weaker macroeconomic conditions, a more cautious business spending environment, lower sales conversion, fewer customers, and the foreign exchange impact from a weaker Canadian dollar
•
Total adjacency category sales, including cleaning and breakroom, furniture, technology, and copy and print, were 44% of total ODP Business Solutions’ sales, flat with the prior year
•
Executed initiatives to convert strong pipeline of potential new business and implemented several initiatives to regain top-line traction, including progress on initiating service for one of the largest contracts in Company history, potentially generating up to $1.5 billion in revenue over a 10-year period
•
Remained competitively strong and made significant progress on establishing presence in new industry segments. Signed milestone agreement with leading hospitality management company becoming a key supplier and distribution partner, positioning ODP to expand in the growing $16 billion hospitality marketplace
•
Expected revenue generation from recent new business wins expected to ramp up in future quarters

•
Operating income was $25 million in the fourth quarter of 2024, down compared to $34 million in the same period last year on a reported basis. As a percentage of sales, operating income margin was 3%, down 70 basis points compared to the same period last year

Office Depot Division

Leading provider of retail consumer and small business products and services distributed via Office Depot and OfficeMax retail locations and eCommerce presence.

•
Reported sales were $784 million in the fourth quarter of 2024, down 13% compared to the prior year. Lower sales were partially driven by 47 fewer retail locations in service associated with planned store closures, as well as lower demand relative to last year in major product categories, lower average order volume, and lower online sales. The Company closed 16 retail stores in the quarter and had 869 stores at quarter end. Sales were down 8% on a comparable store basis
•
Store and online traffic were lower year over year due to macroeconomic factors causing weak consumer activity as well as the lingering effect of severe weather in major markets where we operate
•
Operating income was $30 million in the fourth quarter of 2024, compared to operating income of $43 million during the same period last year on a reported basis, driven primarily by the flow through impact from lower sales. As a percentage of sales, operating income was 4%, down 100 basis points compared to the same period last year

Veyer Division

Nationwide supply chain, distribution, procurement and global sourcing operation supporting Office Depot and ODP Business Solutions, as well as third-party customers. Veyer’s assets and capabilities include 8 million square feet of infrastructure through a network of distribution centers, cross-docks, and other facilities throughout the United States; a global sourcing presence in Asia; a large private fleet of vehicles; and business next-day delivery capabilities to 98.5% of US population.

•
In the fourth quarter of 2024, Veyer provided support for its internal customers, ODP Business Solutions and Office Depot, as well as its third-party customers, generating reported sales of $1.1 billion
•
Reported operating loss was $2 million in the fourth quarter of 2024, compared to operating income of $3 million in the prior year period driven by the flow through impact of lower sales to internal customers partially offset by services to third-party customers
•
Launched supply chain services for one of the world’s largest social media-focused e-commerce companies to deliver warehousing and fulfillment services for their online sales
•
In the fourth quarter of 2024, sales generated from third-party customers increased by 150% compared to the same period last year, resulting in sales of $20 million. EBITDA generated from third-party customers was $1 million in the quarter, lower compared to EBITDA of $3 million in the prior year period, driven largely by Veyer’s investment in resources to support the launch of services for new customer additions

Share Repurchases in 2024

During fiscal year 2024, the Company continued to execute under its previously announced $1 billion share repurchase authorization valid through March 31, 2027. During the fourth quarter of 2024, the Company repurchased approximately 1.4 million shares at a cost of $43 million.

“Throughout the year, we invested in our business while returning $300 million to shareholders through share repurchases in 2024,” said Adam Haggard, senior vice president and co-chief financial officer of The ODP Corporation. “Looking ahead to 2025, we plan to prioritize capital allocation toward our core business over share repurchases, focusing on high-return B2B growth opportunities that we believe will drive sustainable, long-term value for our shareholders.”

The number of shares to be repurchased under the authorization in the future and the timing of such transactions will depend on a variety of factors, including market conditions, regulatory requirements, and other corporate considerations. The share repurchase authorization could be suspended or discontinued at any time as determined by the Board of Directors.

Balance Sheet and Cash Flow

As of December 28, 2024, ODP had total available liquidity of approximately $644 million, consisting of $166 million in cash and cash equivalents and $478 million of available credit under the Fourth Amended Credit Agreement. Total debt was $279 million.

For the fourth quarter of 2024, cash provided by operating activities of continuing operations was $34 million, which included $70 million related to legal matter monetization where the Company is engaged in legal proceedings as a plaintiff, partially offset by $4 million in restructuring spend. This compared to cash provided by operating activities of continuing operations of $71 million in the fourth quarter of the prior year, which included $2 million in restructuring spend. The year-over-year change in operating cash flow is primarily related to lower sales and the timing of investments in working capital related to new business wins.

Capital expenditures were $25 million in both the fourth quarter of 2024 and 2023, reflecting continued growth investments in the Company’s digital transformation, distribution network, and eCommerce capabilities. Adjusted Free Cash Flow(3) was $(57) million in the fourth quarter of 2024, compared to $48 million in the prior year period.

Milestone Agreement with Premier Hospitality Company

Subsequent to the quarter end, the Company announced a major milestone agreement in its B2B evolution as its subsidiary, ODP Business Solutions, entered into a key new partnership with one of the world’s largest hotel management organizations becoming a preferred provider for Operating Supplies & Equipment (“OS&E”). Through this agreement, ODP Business Solutions will become a distribution partner to reliably support the recurring in-room hotel supply needs necessary to run operations, reset rooms between guests, and exceed their customers’ expectations. This product expansion and strategic partnership reflects ODP Business Solutions’ continued evolution beyond office supplies and highlights the Company’s ability to leverage its capabilities and offerings to elevate the experience to businesses in the hospitality, healthcare and adjacent sectors.

“Optimize for Growth” B2B Revenue Acceleration Plan

After a comprehensive review of its business units and in light of recent new business successes, including its recent entry into the hospitality industry, the Company announced its “Optimize for Growth” restructuring plan. This initiative focuses on capitalizing on ODP’s core strengths -- including its supply chain and procurement expertise, robust distribution network, and strong B2B customer base -- to accelerate growth in the B2B distribution and third-party logistics (3PL) market segments, while reducing retail exposure and associated liabilities. The plan strategically realigns the Company’s organizational structure, product offerings, and go-to-market strategies to target high-growth opportunities in the B2B marketplace, while also expanding into new enterprise segments, including hospitality, healthcare, and adjacent sectors.

As part of the plan, ODP will prioritize investments in resources and infrastructure critical to its growth in the B2B sector, while reducing fixed costs associated with retail operations, including store and distribution center leases. Concurrently, the Company will suspend growth investments in its consumer and retail business as it continues to optimize its retail store footprint. Despite reduced retail growth investments, ODP remains firmly committed to supporting and providing an exceptional service experience at its active retail locations, ensuring that customers continue to receive the top-tier care they expect.

In connection with this plan, the Company expects to incur costs in the range of $185 million to $230 million, which we anticipate will generate approximately $380 million in EBITDA improvement and generate over $1.3 billion in total value over the multi-year life of the plan.

The ODP Corporation will webcast a call with financial analysts and investors on February 26, 2025, at 9:00 am Eastern Time, which will be accessible to the media and the general public. To listen to the conference call via webcast, please visit The ODP Corporation’s Investor Relations website at investor.theodpcorp.com. A replay of the webcast will be available approximately two hours following the event.

(1)
As presented throughout this release, adjusted results represent non-GAAP financial measures and exclude charges or credits not indicative of core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, acquisition costs, asset impairments, and $70 million in operating income related to legal matter monetization where the Company is engaged in legal proceedings as a plaintiff. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.
(2)
As used in this release, Free Cash Flow is defined as cash flows from operating activities less capital expenditures. Free Cash Flow is a non-GAAP financial measure and reconciliations from GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.
(3)
As used in this release, Adjusted Free Cash Flow is defined as Free Cash Flow excluding cash charges associated with the Company’s restructuring programs, and related expenses, as well as $70 million in legal matter monetization. Adjusted Free Cash Flow is a non-GAAP financial measure and reconciliations from GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.

About The ODP Corporation

The ODP Corporation (NASDAQ:ODP) is a leading provider of products, services, and technology solutions through an integrated business-to-business (B2B) distribution platform and omni-channel presence, which includes supply chain and distribution operations, dedicated sales professionals, online presence, and a network of Office Depot and OfficeMax retail stores. Through its operating companies ODP Business Solutions, LLC; Office Depot, LLC; and Veyer, LLC, The ODP Corporation empowers every business, professional, and consumer to achieve more every day. For more information, visit theodpcorp.com.

ODP and ODP Business Solutions are trademarks of ODP Business Solutions, LLC. Office Depot is a trademark of The Office Club, LLC. OfficeMax is a trademark of OMX, Inc. Veyer is a trademark of Veyer, LLC. Grand&Toy is a trademark of Grand & Toy, LLC in Canada. ©2025 Office Depot, LLC. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations, cash flow or financial condition, or state other information relating to, among other things, the Company, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “expectations”, “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of the Company’s control. There can be no assurances that the Company will realize these expectations or that these beliefs will prove correct, and therefore investors and stakeholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, highly competitive office products market and failure to differentiate the Company from other office supply resellers or respond to decline in general office supplies sales or to shifting consumer demands; competitive pressures on the Company’s sales and pricing; the risk that the Company is unable to transform the business into a service-driven, B2B platform or that such a strategy will not result in the benefits anticipated; the risk that the Company will not be able to achieve the expected benefits of its strategic plans, including charges and benefits related to Project Core and the Optimize for Growth Restructuring Plan; the risk that the Company may not be able to realize the anticipated benefits of acquisitions due to unforeseen liabilities, future capital expenditures, expenses, indebtedness and the unanticipated loss of key customers or the inability to achieve expected revenues, synergies, cost savings or financial performance; the risk that the Company is unable to successfully maintain a relevant omni-channel experience for its customers; the risk that the Company is unable to execute the Maximize B2B Restructuring Plan successfully or that such plan will not result in the benefits anticipated; failure to effectively manage the Company’s real estate portfolio; loss of business with government entities, purchasing consortiums, and sole- or limited- source distribution arrangements; failure to attract and retain qualified personnel, including employees in stores, service centers, distribution centers, field and corporate offices and executive management, and the inability to keep supply of skills and resources in balance with customer demand; failure to execute effective advertising efforts and maintain the Company’s reputation and brand at a high level; disruptions in computer systems, including delivery of technology services; breach of information technology systems affecting reputation, business partner and customer relationships and operations and resulting in high costs and lost revenue; unanticipated downturns in business relationships with customers or terms with the suppliers, third-party vendors and business partners; disruption of global sourcing activities, evolving foreign trade policy (including tariffs imposed on certain foreign made goods); exclusive Office Depot branded products are subject to additional product, supply chain and legal risks; product safety and quality concerns of manufacturers’ branded products and services and Office Depot private branded products; covenants in the credit facility; general disruption in the credit markets; incurrence of significant impairment charges; retained responsibility for liabilities of acquired companies; fluctuation in quarterly operating results due to seasonality of the Company’s business; changes in tax laws in jurisdictions where the Company operates; increases in wage and benefit costs and changes in labor regulations; changes in the regulatory environment, legal compliance risks and violations of the U.S. Foreign Corrupt Practices Act and other worldwide anti-bribery laws; volatility in the Company’s common stock price; changes in or the elimination of the payment of cash dividends on Company common stock; macroeconomic conditions such as higher interest rates and future declines in business or consumer spending; increases in fuel and other commodity prices and the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; catastrophic events, including the impact of weather events on the Company’s business; the discouragement of lawsuits by shareholders against the Company and its directors and officers as a result of the exclusive forum selection of the Court of Chancery, the federal district court for the District of Delaware or other Delaware state courts by the Company as the sole and exclusive forum for such lawsuits; and the impact of the COVID-19 pandemic on the Company’s business. The foregoing list of factors is not exhaustive. Investors and shareholders should carefully consider the foregoing factors and the other risks and uncertainties described in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission. The Company does not assume any obligation to update or revise any forward-looking statements.

THE ODP CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

	13 Weeks Ended		52 Weeks Ended
	December 28,	December 30,	December 28,	December 30,
	2024	2023	2024	2023
Sales	$1,624	$1,803	$6,990	$7,823
Cost of goods sold and occupancy costs	1,293	1,409	5,545	6,062
Gross profit	331	394	1,445	1,761
Selling, general and administrative expenses	299	337	1,272	1,410
Asset impairments	12	3	33	17
Merger, restructuring and other operating expenses, net	—	2	47	4
Legal matter monetization	—	—	(70)	—
Operating income	20	52	163	330
Other income (expense):
Interest income	2	3	9	10
Interest expense	(8)	(5)	(23)	(20)
Other income (expense), net	2	1	(3)	9
Income from continuing operations before income taxes	16	51	146	329
Income tax expense	5	12	40	82
Net income from continuing operations	11	39	106	247
Discontinued operations, net of tax	(14)	(76)	(109)	(108)
Net income (loss)	$(3)	$(37)	$(3)	$139
Basic earnings (loss) per share
Continuing operations	$0.36	$1.06	$3.14	$6.43
Discontinued operations	(0.47)	(2.05)	(3.22)	(2.82)
Net basic earnings (loss) per share	$(0.11)	$(0.99)	$(0.08)	$3.61
Diluted earnings (loss) per share
Continuing operations	$0.36	$1.02	$3.08	$6.22
Discontinued operations	(0.46)	(1.98)	(3.16)	(2.72)
Net diluted earnings (loss) per share	$(0.10)	$(0.96)	$(0.08)	$3.50

THE ODP CORPORATION

CONSOLIDATED BALANCE SHEETS

(In millions, except shares and par value)

	December 28,	December 30,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$166	$381
Receivables, net	466	485
Inventories	770	765
Prepaid expenses and other current assets	30	28
Current assets held for sale	6	80
Total current assets	1,438	1,739
Property and equipment, net	299	297
Operating lease right-of-use assets	954	983
Goodwill	411	403
Other intangible assets, net	48	45
Deferred income taxes	102	142
Other assets	277	278
Total assets	$3,529	$3,887
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$697	$755
Accrued expenses and other current liabilities	835	915
Income taxes payable	2	6
Short-term borrowings and current maturities of long-term debt	9	9
Current liabilities held for sale	—	12
Total current liabilities	1,543	1,697
Deferred income taxes and other long-term liabilities	116	120
Pension and postretirement obligations, net	14	15
Long-term debt, net of current maturities	270	165
Operating lease liabilities, net of current portion	779	789
Total liabilities	2,722	2,786
Contingencies
Stockholders’ equity:
Common stock — authorized 80,000,000 shares of $0.01 par value; issued shares — 67,414,115 at December 28, 2024, and 66,700,292 at December 30, 2023; outstanding shares — 29,814,959 at December 28, 2024, and 36,959,377 at December 30, 2023	1	1
Additional paid-in capital	2,771	2,752
Accumulated other comprehensive loss	(124)	(114)
Accumulated deficit	(315)	(312)
Treasury stock, at cost — 37,599,156 shares at December 28, 2024, and 29,740,915 shares at December 30, 2023	(1,526)	(1,226)
Total stockholders’ equity	807	1,101
Total liabilities and stockholders’ equity	$3,529	$3,887

THE ODP CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	52 Weeks Ended
	December 28,	December 30,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$(3)	$139
Loss from discontinued operations, net of tax	(109)	(108)
Net income from continuing operations	106	247
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	97	99
Amortization of debt discount and issuance costs	2	2
Charges for losses on receivables and inventories	23	28
Asset impairments	33	17
Gain on disposition of assets, net	(1)	(4)
Compensation expense for share-based payments	32	29
Deferred income taxes and deferred tax asset valuation allowances	38	40
Changes in working capital and other operating activities:
Decrease in receivables	19	42
Decrease (increase) in inventories	(24)	47
Net decrease in prepaid expenses, operating lease right-of-use assets, and other assets	240	276
Net increase in trade accounts payable, accrued expenses, operating lease liabilities, and other current and other long-term liabilities	(406)	(462)
Other operating activities	—	(1)
Net cash provided by operating activities of continuing operations	159	360
Net cash used in operating activities of discontinued operations	(29)	(29)
Net cash provided by operating activities	130	331
Cash flows from investing activities:
Capital expenditures	(98)	(81)
Businesses acquired, net of cash acquired	(11)	(16)
Proceeds from disposition of assets	3	109
Settlement of company-owned life insurance policies	4	5
Net cash provided by (used in) investing activities of continuing operations	(102)	17
Net cash used in investing activities of discontinued operations	(24)	(19)
Net cash used in investing activities	(126)	(2)
Cash flows from financing activities:
Payments on credit facilities and debt retirement	(608)	(204)
Borrowings under credit facilities	715	200
Net payments on other long and short-term borrowings	(11)	(15)
Share purchases for taxes, net of proceeds from employee share-based transactions	(15)	(26)
Repurchase of common stock for treasury	(300)	(295)
Other financing activities	(6)	—
Net cash used in financing activities of continuing operations	(225)	(340)
Net cash provided by (used in) financing activities of discontinued operations	—	—
Net cash used in financing activities	(225)	(340)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3)	2
Net decrease in cash, cash equivalents and restricted cash	(224)	(9)
Cash, cash equivalents and restricted cash at beginning of period	395	404
Cash, cash equivalents and restricted cash at end of period	171	395
Less: cash and cash equivalents of discontinued operations	—	—
Cash, cash equivalents and restricted cash at end of period - continuing operations	$171	$395
Supplemental information on non-cash investing and financing activities
Right-of-use assets obtained in exchange for new operating lease liabilities	$250	$375
Cash taxes paid (refunded), net	(8)	35
Right-of-use assets obtained in exchange for new finance lease liabilities	9	7
Cash interest paid, net of amounts capitalized and non-recourse debt	19	16

THE ODP CORPORATION

BUSINESS UNIT PERFORMANCE

(In millions)

(Unaudited)

ODP Business Solutions Division	4Q24	4Q23	FY24	FY23
Sales (external)	$825	$902	$3,578	$3,904
Sales (internal)	$2	$3	$9	$13
% change of total sales	(9)%	(10)%	(8)%	(3)%
Division operating income	$25	$34	$112	$174
% of total sales	3%	4%	3%	4%

Office Depot Division	4Q24	4Q23	FY24	FY23
Sales (external)	$778	$893	$3,358	$3,884
Sales (internal)	$6	$7	$30	$34
% change of total sales	(13)%	(18)%	(14)%	(13)%
Division operating income	$30	$43	$121	$230
% of total sales	4%	5%	4%	6%
Change in comparable store sales	(8)%	(6)%	(8)%	(6)%

Veyer Division	4Q24	4Q23	FY24	FY23
Sales (external)	$20	$8	$54	$35
Sales (internal)	$1,077	$1,207	$4,668	$5,253
% change of total sales	(10)%	(16)%	(11)%	(10)%
Division operating income	$(2)	$3	$22	$34
% of total sales	(0)%	0%	0%	1%

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are not related to our core operations (“non-GAAP”). Management believes that the presentation of these non-GAAP financial measures enhances the ability of its investors to analyze trends in its business and provides a means to compare periods that may be affected by various items that might obscure trends or developments in its business. Management uses both GAAP and non-GAAP measures to assist in making business decisions and assessing overall performance. Non-GAAP measures help to evaluate programs and activities that are intended to attract and satisfy customers, separate from expenses and credits directly associated with Merger, restructuring, and certain similar items. Certain non-GAAP measures are also used for short and long-term incentive programs.

Our measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore may not be comparable. These non-GAAP financial measures should not be considered superior to the GAAP measures, but only to clarify some information and assist the reader. We have included reconciliations of this information to the most comparable GAAP measures in the tables included within this material.

Free cash flow is a non-GAAP measure, which we define as cash flows from operating activities less capital expenditures and changes in restricted cash. We believe that free cash flow is an important indicator that provides additional perspective on our ability to generate cash to fund our strategy and expand our distribution network. Adjusted free cash flow is also a non-GAAP measure, which we define as free cash flow excluding cash charges and credits not indicative of core operations. For this release these cash charges and credits include acquisition costs, restructuring costs associated with Project Core and Maximize B2B programs, and legal matter monetization where the Company is engaged in legal proceedings as a plaintiff.

(In millions, except per share amounts)

Q4 2024	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Asset impairments	$12	0.7%	$12	$—		—%
Operating income	$20	1.2%	$(12)	$32	(4)	2.0%
Income tax expense	$5	0.3%	$(4)	$9	(5)	0.6%
Net income from continuing operations	$11	0.7%	$(8)	$20	(6)	1.2%
Earnings per share from continuing operations (fully diluted)	$0.36		$(0.30)	$0.66	(6)
Depreciation and amortization	$24	1.5%	$—	$24		1.5%

Q4 2023	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Asset impairments	$3	0.2%	$3	$—		—%
Merger and restructuring expenses, net	$2	0.1%	$2	$—		—%
Operating income	$52	2.9%	$(5)	$57	(4)	3.2%
Income tax expense	$12	0.7%	$(1)	$13	(5)	0.7%
Net income from continuing operations	$39	2.2%	$(4)	$43	(6)	2.4%
Earnings per share from continuing operations (fully diluted)	$1.02		$(0.11)	$1.13	(6)
Depreciation and amortization	$24	1.3%	$—	$24		1.3%

2024	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Asset impairments	$33	0.5%	$33	$—		—%
Merger and restructuring expenses, net	$47	0.7%	$47	$—		—%
Legal matter monetization	$(70)	(1.0)%	$(70)	$—		—%
Operating income	$163	2.3%	$(10)	$173	(4)	2.5%
Income tax expense	$40	0.6%	$(3)	$43	(5)	0.6%
Net income from continuing operations	$106	1.5%	$(7)	$114	(6)	1.6%
Earnings per share from continuing operations (fully diluted)	$3.08		$(0.22)	$3.30	(6)
Depreciation and amortization	$97	1.4%	$—	$97		1.4%

2023	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Asset impairments	$17	0.2%	$17	$—		—%
Merger, restructuring and other operating expenses, net	$4	0.1%	$4	$—		—%
Operating income	$330	4.2%	$(21)	$351	(4)	4.5%
Income tax expense	$82	1.0%	$(5)	$87	(5)	1.1%
Net income from continuing operations	$247	3.2%	$(16)	$263	(6)	3.4%
Earnings per share from continuing operations (fully diluted)	$6.22		$(0.39)	$6.61	(6)
Depreciation and amortization	$99	1.3%	$—	$99		1.3%

	13 Weeks Ended		52 Weeks Ended
	December 28,	December 30,	December 28,	December 30,
Adjusted EBITDA	2024	2023	2024	2023
Net income (loss)	$(3)	$(37)	$(3)	$139
Discontinued operations, net of tax	(14)	(76)	(109)	(108)
Net income from continuing operations	11	39	106	247
Income tax expense	5	12	40	82
Income from continuing operations before income taxes	16	51	146	329
Add (subtract)
Interest income	(2)	(3)	(9)	(10)
Interest expense	8	5	23	20
Depreciation and amortization	24	24	97	99
Charges and credits, pretax (7)	12	5	10	21
Adjusted EBITDA	$58	$83	$268	$459

Amounts may not foot due to rounding. The sum of the quarterly amounts may not equal the reported amounts for the year due to rounding.

(4)
Adjusted operating income for all periods presented herein exclude merger and restructuring expenses, net, asset impairments (if any), and legal matter monetization.
(5)
Adjusted income tax expense for all periods presented herein exclude the tax effect of the charges or credits not indicative of core operations as described in the preceding notes.
(6)
Adjusted net income and adjusted earnings per share (fully diluted) for all periods presented exclude merger and restructuring expenses, net, asset impairments (if any), legal matter monetization, and exclude the tax effect of the charges or credits not indicative of core operations.
(7)
Charges and credits, pretax for all periods presented include merger and restructuring expenses, net, asset impairments (if any), and legal matter monetization.

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

	13 Weeks Ended		52 Weeks Ended
	December 28,	December 30,	December 28,	December 30,
Free cash flow	2024	2023	2024	2023
Net cash provided by operating activities of continuing operations	$34	$71	$159	$360
Capital expenditures	(25)	(25)	(98)	(81)
Change in restricted cash impacting working capital	—	—	(1)	(2)
Free cash flow	9	46	60	277
Adjustments for certain cash charges:
Maximize B2B Restructuring Plan	1	2	7	9
Previously planned separation of consumer business and re-alignment	—	—	—	2
Project Core	3	—	36	—
Legal matter monetization	(70)	—	(70)	—
Adjusted free cash flow	$(57)	$48	$33	$288

Amounts may not foot due to rounding. The sum of the quarterly amounts may not equal the reported amounts for the year due to rounding.

THE ODP CORPORATION

Store Statistics

(Unaudited)

	Q4	Q4	Full Year
	2023	2024	2024
Office Depot Division:
Stores closed	22	16	47
Total retail stores (U.S.)	916	869	—
Total square footage (in millions)	20.3	19.2	—
Average square footage per store (in thousands)	22.2	22.1	—